***Text Omitted and Filed Separately with the Commission
Confidential Treatment Requested
Under C.F.R. Sec. 200.80(b)(4),
200.83 and 240.24b-2

[SONY LETTERHEAD]

February 13, 2003

Mr. Bob Ariniello
Vice President - Media
Exabyte Corporation
1685 38th Street
Boulder, CO 80301

Dear Bob:

This letter will confirm the mutual agreement between Exabyte Corporation ("Exabyte") and the Media and Application Solutions of Sony Electronics Inc. ("Sony) to extend the term of the April 1, 1995 Purchase Agreement ("Purchase Agreement") through September 30, 2003. The "Extension Term" shall refer to the period between 1/1/03 and 9/30/03.

Buffer Inventory

Exabyte has requested that Sony establish a "buffer" inventory of Exabyte-branded Product ("Buffer Inventory"). Sony is willing to do so, subject to the following conditions:

       1)       Sony owns all right and title to the Buffer Inventory until same is transferred to Exabyte in accordance with the Purchase Agreement;

       2)       Sony and Exabyte will mutually determine, the quantities and product mix of the Buffer Inventory;

       3)       In the event that Exabyte defaults under the Agreement or any Sony credit requirements and such default is not cured within [...***...] days or Exabyte otherwise indicates that it is unable or unwilling to purchase the Buffer Inventory within a reasonable timeframe, Sony shall have the right to sell the Buffer
                  Inventory or otherwise dispose of it as it sees fit. In such case, Exabyte shall remain liable to the purchaser for any warranties that may be extended by Exabyte with the Product; Sony shall remain liable to Exabyte per any applicable warranty provision of the Purchase Agreement.

       4)       Exabyte agrees to provide Sony with immediate notice in the event it determines that it will not be able to purchase the Buffer Inventory or that the Buffer Inventory should be decreased.

       5)       In the event that Sony exercises its right to sell the Buffer Inventory, Sony shall credit against Exabyte's
                  Accounts Receivables, the difference between the amount it collects for the Buffer Inventory ([...***...])
                  less [...***...] percent ([...***...]%) for freight and administration, less Sony's then-current price to
                  Exabyte.

Supply of M-2

Sony agrees to purchase and Exabyte agrees to supply a maximum of [...***...] units per month of Sony-branded M-2 media at a cost of $[...***...]/unit, subject to the execution of an appropriate, mutually agreed upon, Supply Agreement. The Supply Agreement shall contain, among other things, a right of offset for Sony and a provision that said purchases shall be paid by credit memo issued to Exabyte's Accounts Receivable account, to the extent there is an outstanding Accounts Receivables balance. Notwithstanding the foregoing, Sony shall have up to [...***...] days from the date of invoice payment for any such purchases.

*Confidential Treatment Requested

February 13, 2003                                                                                    1 of 2                                                                      Sony/Exabtye Agreement

VXA Format

Exabyte and Sony acknowledge and reconfirm the April 1998 MOU between Ecrix Corporation and Sony Corporation as further clarified by subsequent letter agreements between those parties as joint owners of the VXA format. In addition, Exabyte agrees to work in good faith towards timely qualification of Sony- produced VXA-2 media for inclusion in the OEM Private Label Sales Agreement discussed below. Exabyte will assist Sony to determine optimal timing to introduction of Sony-branded VXA-1 and VXA-2 media.

The August 1, 1998 OEM Private Label Sales Agreement between Sony Electronics Inc. and Ecrix Corporation is acknowledged and incorporated herein by reference with the following amendments:

                  1.   The "Seller" shall mean Sony and the "Buyer" shall mean Exabyte.

                  2.   In Section 1(d), the second sentence is replaced with "[...***...]"

                  3.   In Section 16, the first sentence is replaced with "The Term of this Agreement shall be from August
                        1, 2002 through September 30, 2003".

Credit Matters

Sony will continue to examine Exabyte's financial condition as quarterly financial results are released. Sony will adjust the terms of Exabyte's credit line at its discretion in accordance with its ordinary and customary credit policies and procedures. I believe this letter accurately reflects the conversations we've had on these topics. Please indicate Exabyte's agreement by signing below.

Thank you for your assistance.

Best Regards

Signed and Agreed _________________________                        Date __________________

                                        Thomas K. Evans
                                        Vice President, Marketing
                                        Media & Application Solutions
                                        Sony Electronics Inc.

Signed and Agreed _________________________                        Date ___________________

                                        Bob Ariniello
                                        Vice President
                                        Exabyte Corporation

*Confidential Treatment Requested

February 13, 2003                                                                                    2 of 2                                                                      Sony/Exabtye Agreement

PROMISSORY NOTE

AMOUNT: $[...***...]                                                                                                                    DATE: February 13, 2003

FOR VALUE RECEIVED, the undersigned, Exabyte Corporation (hereinafter "Debtor") having its principal office at 1685 38th St. Boulder, Co 80301, promises to pay to the order of Sony Electronics Inc. (hereinafter "Sony"), at its offices at 1 Sony Drive, Park Ridge, NJ 07656-8003, or at such other place as Sony or the holder hereof shall designate in writing, on July 30, 2003 in lawful money of the United States, the principal sum of $[...***...], together with interest on the unpaid balance of the principal computed from the date hereof at the rate of [...***...]% per annum.

Payments(s) made hereunder shall be applied first to interest at the aforementioned rate, with the remainder to reduction of the principal balance.

Whenever any of the dates for the payment of interest or principal falls on a Saturday, Sunday or a holiday, the respective payment shall be made on the immediately following business day.

All or any portion of the installments of principal due hereunder may be prepaid from time to time without premium or penalty, such prepayments being applied to such installments in their reverse order of maturity.

Upon the occurrence of:

       (a)       a failure to pay any installment of principal or interest hereunder, or any portion thereof, after the same becomes due and payable;

       (b)       the filing by or against Debtor or any proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, re-adjustment of debt or receivership law or statute, or any assignment by Debtor for the benefit of creditors;

       (c)       the filing or commencement by or against Debtor of any proceeding for the dissolution or liquidation of Debtor, or the voluntary or involuntary dissolution or termination of Debtor;

       (d)       Debtor becoming insolvent or admitting in writing its inability to pay its debts as they mature;

       (e)       the taking of possession of any substantial part of the property of Debtor at the instance of any governmental authority;

       (f)       the dissolution, merger, consolidation or reorganization of Debtor;

then, in any such event, the holder hereof may declare the entire principal amount hereof, together with accrued and unpaid interest thereon, immediately due and payable and the same shall forthwith become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived. In addition to any other interest or principal amount due hereunder, interest on the indebtedness evidenced by this Note on any overdue amount or after default or maturity shall be due and payable at the rate of [...***...]% per month until fully paid. In no event shall said rate be greater than the maximum rate of interest permissible under applicable law.

The Debtor irrevocably authorizes and empowers any prothonotary, clerk or attorney of any court of record to appear and to waive the issuance and service of process and to confess and enter judgment for all sums which may be owed from time to time to Sony by the Debtor, after default hereunder, against such Debtor in favor of Sony at any time for all or any part of the total amount of the obligation then due hereunder, with or without declaration, without stay of execution, with costs of suit and attorneys' fees. The authority hereinabove granted shall not be exhausted by one exercise hereof, but judgment may be confessed as aforesaid from time to time and as often as any sum or sums shall be due hereunder.

*Confidential Treatment Requested

The Debtor and every maker, endorser and guarantor of this Note, waives presentment, demand, notice, protest, and any and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, consents to any extension or postponement of the time for payment, or any other indulgence and to the substitution, exchange or release of any Collateral and to the additional release of any other party or person primarily or secondarily liable.

In the event this Promissory Note is not paid in accordance with its terms, the Debtor and every maker, endorser or guarantor of this Note do hereby agree to pay all costs of collection or compromise of the indebtedness evidenced hereby, including reasonable attorney's fees which may be incurred in connection therewith, whether or not suit is filed.

The Debtor and every maker, endorser or guarantor of this Note acknowledge that they will have no right to assert any defense, setoff or counterclaim that they might have against Sony or the holder hereof in connection with the enforcement, collection or compromise of the indebtedness evidenced by this Note or the Debtor's failure to perform any of the terms and conditions of any agreement with Sony.

Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition without invalidating the remainder of such provision or the remaining provisions of this Note.

The obligation of the Debtor and every maker, endorser and guarantor to pay this Note shall not be transferred without the prior written consent of the Note holder.

This Note shall be construed and enforced in accordance with and governed by the laws of the State of New Jersey.

DEBTOR: ______________________________

By: ___________________________________

Print Name: _____________________________

Title: __________________________________

Rev. 9/99-Corp./single payment